Exhibit 5.2

March 9, 2023

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special English counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-253632) of $2,000,000,000 6.161% Fixed Rate/Floating Rate Senior Unsecured Notes due 2029 (the “2029 Fixed/Floating Rate Notes”), $2,250,000,000 6.254% Fixed Rate/Floating Rate Senior Unsecured Notes due 2034 (the “2034 Fixed/Floating Rate Notes”) and $2,750,000,000 6.332% Fixed Rate/Floating Rate Senior Unsecured Notes due 2044 (the “2044 Fixed/Floating Rate Notes” and, together with the 2034 Fixed/Floating Rate Notes and the 2044 Fixed/Floating Rate Notes, the “Notes”) to be issued under an indenture dated as of August 26, 2009 (as amended and supplemented through the date hereof, the “Base Indenture”), among the Company, The Bank of New York Mellon, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HSBC Bank USA”), as paying agent, registrar and exchange rate agent, as amended and supplemented by a twenty-eighth supplemental indenture dated as of March 9, 2023 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and HSBC Bank USA. Such registration statement, as amended as of its most recent effective date (March 2, 2023), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2, 25.3 and 25.4, is herein called the “Registration Statement”; the related prospectus dated February 26, 2021 included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated March 2, 2023 as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated March 2, 2023 as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

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In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)

an executed copy of the Terms Agreement dated March 2, 2023, among the Company and the several underwriters named therein, which attaches and incorporates therein the Underwriting Agreement (the “Terms Agreement”);

(c)	an executed copy of the Base Indenture;

(d)	an executed copy of the Supplemental Indenture;

(e)	copies of the Notes in global registered form (the “Global Notes”) as executed by the Company and authenticated by the Trustee;

(f)	a certificate dated March 9, 2023 of the Secretary of the Company (the “Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies the following documents:

(i)	the Memorandum and Articles of Association of the Company (the “Articles of Association”);

(ii)	the resolutions passed at the Meetings of the Company’s Board of Directors held on February 18, 2021 (the “Board Resolutions”);

(iii)	the delegation of authority by Carlo Pellerani, Group Treasurer, in favour of the Global Head of Markets Treasury, duly executed on October 24, 2022 (the “Delegation of Authority”); and

(iv)	a certificate of good standing relating to the Company dated March 2, 2023 (the “Good Standing Certificate”).

In this opinion letter, the Terms Agreement, the Indenture and the Global Notes are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document.”

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

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(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)

that each of the Transaction Documents has been or will be duly authorised, executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)

the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the Underwriting Agreement other than those contained in Sections 1(a)(viii), 1(b)(i), 1(b)(ii) and 1(b)(v), the compliance by each of the parties thereto with their respective obligations under the Transaction Documents;

(f)

that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)

that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Notes;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(k)

that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

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(l)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)

that each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents are expressed to be governed);

(n)

that each of the parties to the Transaction Documents has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (the “EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Notes in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of FSMA);

(o)

that the information relating to the Company disclosed by our searches on March 9, 2023 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding up order in respect of the Company that has been presented in England and Wales;

(p)

that (i) the Board Resolutions were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, (ii) the Delegation of Authority was duly and validly executed, has not been amended or revoked and is in full force and effect on the date hereof, (iii) the Secretary’s Certificate, including the documents annexed thereto, is true and correct as of the date hereof and has not been amended, revoked or superseded, and (iv) the information relating to the Company in the Good Standing Certificate was complete, up to date and accurate as of the date thereof and has not since then changed;

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(q)

that each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 2006 and the Articles of Association, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles of Association;

(r)

that the execution and delivery of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Transaction Documents and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties;

(s)	that the amount of interest on the Notes does not exceed a reasonable commercial return on the nominal amount of the Notes within the meaning of section 79(6)(a) of the Finance Act 1986; and

(t)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1. The Company has been duly incorporated in and registered as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website at 9:12 a.m. GMT on March 9, 2023 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 10:31 a.m. GMT on March 9, 2023 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed

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in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

(b)

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2. The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under the Base Indenture and the Company possesses the corporate power to enter into and perform its obligations under the Supplemental Indenture and the Global Notes.

3. The Base Indenture and the Supplemental Indenture have been duly authorised, executed and delivered by the Company.

4. The Global Notes have been duly authorised, issued and executed by the Company.

5. The statements with respect to matters of United Kingdom tax law and published HM Revenue & Customs (“HMRC”) practice set out under the heading “Taxation” in (i) the Pricing Prospectus, considered together with the documents listed in Schedule I hereto, and (ii) the Final Prospectus, in each case insofar as such statements purport to constitute a summary of certain tax laws of the United Kingdom and certain published HMRC practice referred to therein, and in each case insofar as such statements apply to the Notes, fairly summarise such laws and practice as at the date hereof subject to the assumptions and reservations stated therein.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On 31 January 2020, the United Kingdom ceased to be a member of the European Union (“EU”). By virtue of sections

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1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. Accordingly, we express no opinion with regard to EU law that does not form part of English law on and after 1 January 2021.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated March 2, 2023 related to the Notes under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sui-Jim Ho
Sui-Jim Ho, a Partner

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Schedule I

•	Pricing term sheet for the 2029 Fixed/Floating Rate Notes dated March 2, 2023 as filed with the Commission as a free writing prospectus.

•	Pricing term sheet for the 2034 Fixed/Floating Rate Notes dated March 2, 2023 as filed with the Commission as a free writing prospectus.

•	Pricing term sheet for the 2044 Fixed/Floating Rate Notes dated March 2, 2023 as filed with the Commission as a free writing prospectus.